EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 13, 2005 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in 8x8, Inc.'s Annual Report on Form 10-K/A for the year ended March 31, 2005, as amended on September 30, 2005. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California
February 13, 2006